Exhibit 10.6

EXECUTION COPY

EASTON-BELL SPORTS EXECUTIVE SAVINGS PLAN

Effective November 1, 2012

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EASTON-BELL SPORTS EXECUTIVE SAVINGS PLAN

Easton-Bell Sports, Inc., a Delaware corporation (the “Company”), established the Easton-Bell Sports Executive Savings Plan (the “Plan”), effective November 1, 2012 pay date (the “Effective Date”), for the purpose of attracting high quality executives and directors and promoting in them increased efficiency and an interest in the successful operation of the Company and its Affiliates. The original terms of the Plan were set forth in the Easton Bell Executive Savings Plan Essentials Booklet and the associated enrollment materials. This document is being adopted by the Company to supplement those materials by serving as the formal Plan document. The Plan is intended to, and will be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I

TITLE AND DEFINITIONS

1.1 “Account” or “Accounts” means the bookkeeping account or accounts established under this Plan pursuant to Article IV.

1.1 “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in Code Section 414(c)) with the Company, or any entity that is a member of the same affiliated service group (as defined in Code Section 414(m)) as the Company.

1.2 “Base Salary” means a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Employer prior to reduction for any salary deferrals under benefit plans sponsored by the Employer, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.3 “Beneficiary” or “Beneficiaries” means the person, persons or entity designated as such pursuant to Section 7.1.

1.4 “Board” means the Board of Directors of Company.

1.5 “Bonus(es)” means amounts paid to the Participant by the Employer annually in the form of discretionary or incentive compensation or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer. A separate election may be made for Bonuses attributable to the LTIP and those attributable to a source other than the LTIP.

1.6 “Change of Control” means a change of control of the Company as defined under Code Section 409A.

1.7 “Code” means the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.8 “Committee” means the person or persons appointed by the Board to administer the Plan in accordance with Article VIII.

1.9 “Company” means Easton-Bell Sports, Inc.

1.10 “Company Contributions” means the contributions made by the Employer pursuant to Section 3.2.

1.11 “Company Contribution Account” means the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.12 “Compensation” means all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).

1.13 “Crediting Rate” means the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3 of the Plan.

1.14 “Deferral Account” means the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1

1.15 “Director” means a member of the Board.

1.16 “Directors Fees” means compensation for services as a member of the Board of Directors of the Company including the annual retainer paid for serving on the Board of Directors of the Company, but excluding the reimbursement of expenses or other non-regular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company.

1.17 “Distributable Amount” means the vested balance in the applicable Account as determined under Article IV.

1.18 “Effective Date” means November 1, 2012.

1.19 “Eligible Executive” means a highly compensated or management level Employee or Director selected by the Committee to be eligible to participate in the Plan.

1.20 “Employee” means each person receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee. The term Employee will not include any person classified by the Employer as an independent contractor, consultant, or leased employee, even if such person is subsequently determined by the Employer, the Internal Revenue Service, the Department of Labor, or a court of competent jurisdiction to be a common law employee of the Employer.

1.21 “Employer” means the Company and each Affiliate which has adopted the Plan as a participating employer. An Affiliate may evidence its adoption of the Plan either by a formal action of its governing body or by commencing deferrals and taking other administrative actions with respect to this Plan on behalf of its employees. An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.23 “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in IRC Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but will in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A(a)(2)(v)).

1.24 “Fund” or “Funds” means one or more of the investments selected by the Committee pursuant to Section 3.3 of the Plan. A “Fund” may include an option for the Participant to elect to receive a distribution of an annuity contract.

1.25 “Hardship Distribution” means an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.4 to a Participant or Beneficiary who has suffered a Financial Hardship.

1.26 “Interest Rate” means, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.

1.27 “LTIP” means the long-term incentive compensation plan sponsored by the Employer.

1.28 “Participant” means any Eligible Executive who becomes a Participant in this Plan in accordance with Article II.

1.29 “Participant Election(s)” means the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which will act as the basis for crediting of interest on Account balances, and (3) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.30 “Payment Date” means the date by which a total distribution of the Distributable Amount will be made or the date by which installment payments of the Distributable Amount will commence. Unless otherwise specified in an election made pursuant to Section 3.4, the Payment Date will be the first (1st) day of the calendar quarter following the date on which the event triggering the payout occurs. Subsequent installments will be made in January of each succeeding Plan Year. In the case of death, the Committee will be provided with documentation reasonably necessary to establish the fact of the Participant’s death. The Payment Date of a Scheduled Distribution will be January of the Plan Year in which the distribution is scheduled to commence. Notwithstanding the foregoing, the Payment Date will not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof as reasonably determined by the Committee.

1.31 “Plan” means the Easton-Bell Sports Executive Savings Plan.

1.32 “Plan Year” means the calendar year except that the first Plan Year will begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.

1.33 “Scheduled Distribution” means a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.4.

1.34 “Termination of Service” means the date of the cessation of the Participant’s provision of services to the Employer as defined under Code Section 409A for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, death or disability. For this purpose an Employee who is on a leave of absence that exceeds six (6) months and who does not have statutory or contractual reemployment rights with respect to such leave, will be deemed to have incurred a Termination of Service on the first day of the seventh (7th) month of such leave. An Employee who transfers employment from an Employer to an Affiliate, regardless of whether such Affiliate has adopted the Plan as a participating employer, will not incur a Termination of Service.

ARTICLE II

PARTICIPATION

An Eligible Executive will become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during (a) the enrollment period established by the Committee prior to the beginning of the first Plan Year in which the Eligible Employee will be eligible to participate in the Plan or (b) within thirty (30) days of (i) employment or promotion in the case of a newly eligible Employee or (ii) election to the Board in the case of a newly appointed Director.

ARTICLE III

CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Form of Elections. A Participant may only elect to defer Compensation attributable to services provided after the time an election is made. Elections will take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of up to

(1) Fifty percent (50%) of Base Salary,

(2) One hundred percent (100%) of Bonuses,

(3) One hundred percent (100%) of LTIP, or

(4) One hundred percent (100%0 of Director’s Fees.

(b) Duration of Compensation Deferral Election. An Eligible Employee’s initial election to defer Compensation will be made during (1) the enrollment period established by the Committee prior to the beginning of each Plan Year or (2) within thirty (30) days of (i) employment or promotion in the case of a newly eligible Employee or (ii) election to the Board in the case of a newly appointed Director, and will apply only to Compensation for services performed after such deferral election is processed. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election will be effective on the first day of the next following Plan Year. In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year will be void and not continue in effect for future Plan Years. After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year will be irrevocable except in the event of Financial Hardship.

3.2 Company Contributions.

(a) Discretionary Company Contributions. The Employer has the discretion to make Company Contributions to the Plan at any time on behalf of any Participant. Company Contributions will be made in the complete and sole discretion of the Employer and no Participant will have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

3.3 Investment Elections.

(a) Participant Designation. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant will designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Account or Accounts will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Account or Accounts will be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. A Participant may change the designation made under this Section at least monthly by filing a revised election, on a Participant Election provided by the Committee.

(b) Investment Funds. Prior to the beginning of each Plan Year and from time to time as needed, the Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment will be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV. The Participant’s choice among investments will be solely for purposes of calculation of the Crediting Rate on Accounts. The Employer will have no obligation to set aside or invest amounts as directed by the Participant and, if the Employer elects to invest amounts as directed by the Participant, the Participant will have no more right to such investments than any other unsecured general creditor.

3.4 Distribution Elections.

(a) Initial Election. At the time of making a deferral election under the Plan, the Participant will designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Section 6.1 (regarding Termination Distributions), Section 6.2 (regarding death distributions), and Section 6.3 regarding Scheduled Distributions). In addition, upon the Participant’s initial enrollment in the Plan, the Participant will designate the time of distribution of his Accounts pursuant to Section 6.5 (regarding a Change of Control). If the Participant fails to designate the time and form of distribution of his deferrals, such amounts will be distributed in a lump sum cash payment upon the Participant’s Termination of Service.

(b) Modification of Election. A new distribution election may be made at the time of a subsequent deferral election with respect to deferrals in Plan Years beginning after the election is made. However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A. Except as expressly provided in Section 6.4 (regarding hardship), no acceleration of a distribution is permitted. A subsequent deferral election that delays payment or changes the form of payment will be permitted only with respect to Scheduled Distributions (i.e., a Participant may not change the timing or form of a Termination of Service payment) only if all of the following requirements are met:

(1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2) the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3) the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments will be treated as a single payment and only one change will be allowed to be made by a Participant with respect to form of benefits to be received by such Participant. Election changes made pursuant to this Section will be made in accordance with rules established by the Committee, and will comply with all requirement of Code Section 409A and applicable authorities.

ARTICLE IV

DEFERRAL ACCOUNTS

4.1 Deferral Accounts. The Committee will establish and maintain up to six (6) Deferral Accounts for each Participant under the Plan. Each Participant’s Deferral Account will be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2. A Participant’s Deferral Account will be credited as follows:

(a) As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee will credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.3; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a Fund will be credited to the Fund Subaccount to be invested in that Fund;

(b) Each business day, each investment fund subaccount of a Participant’s Deferral Account will be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3(b); and

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year will be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to such each separate Scheduled Distribution.

4.2 Company Contribution Account. The Committee will establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account will be further divided into separate Fund Subaccounts corresponding to the investment Fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Company Contribution Account will be credited as follows:

(a) As soon as reasonably possible after a Company Contribution is made, the Company will credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, which the Participant has elected to be deemed to be invested in a certain Fund will be credited to the Fund Subaccount to be invested in that Fund; and

(b) Each business day, each Fund Subaccount of a Participant’s Company Contribution Account will be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.2(b).

4.3 Trust. The Employer will be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust or trusts will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

4.4 Statement of Accounts. The Committee will provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

ARTICLE V

VESTING

5.1 Vesting of Deferral Accounts. The Participant will be vested at all times in amounts credited to the Participant’s Deferral Account or Accounts.

5.2 Vesting of Company Contributions Account. Amount credited to the Participant’s Company Contributions Account will be fully and immediately vested.

ARTICLE VI

DISTRIBUTIONS

6.1 Termination Distribution.

(a) Timing and Form of Deferral Account Distributions. Except as otherwise provided herein, in the event of a Participant’s Termination of Service, the Distributable Amount credited to the Participant’s Deferral Accounts will be paid to the Participant in a lump sum in cash, an annuity contract or other property on the Payment Date following the Participant’s termination unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.4(a) to receive the Distributable Amount at a time other than the Payment Date or in substantially equal annual installments over up to ten (10) years.

(b) Distribution of Company Contributions Account. In the event of a Participant’s Termination of Service for any reason, the Distributable Amount credited to the Participant Company Contribution Account will be paid in cash, an annuity contract or other property on the Payment Date following Termination of Service in a lump sum.

(c) Small Benefit Exception. If on commencement of benefits payable from an Account the Distributable Amount from such Account is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account will be paid in the form of a single lump sum distribution of cash, an annuity contract or other property on the scheduled Payment Date.

6.2 Death Benefits.

(a) Prior to Commencement of Benefits. In the event that the Participant dies prior to commencement of benefit payable from an Account, the Plan will pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of such Account in cash or property other than an annuity contract on the Payment Date following the Participant’s death and in the form elected by the Participant at the time of initial enrollment.

(b) After Commencement of Benefits. In the event that the Participant dies after commencement of benefits payable from an Account, benefits from such Account will continue to be paid to the Participant’s Beneficiary at the same time and in the same form as they would have been paid to the Participant had the Participant not died.

6.3 Scheduled Distributions.

(a) Scheduled Distribution Election. Participants will be entitled to elect to receive a Scheduled Distribution from the up to four (4) Deferral Accounts prior to Termination of Service. However, a Scheduled Distribution may not be elected from a Fund Subaccount deemed to be invested in a Fund that includes an option for the Participant to elect to receive a distribution of an annuity contract. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant will receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.4 of the Plan. A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year will be no earlier than two (2) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.4(b).

(b) Small Benefit Exception. If on commencement of benefits payable by reason of a Schedule Distribution the total balance of the Scheduled Distributions is less than or equal to twenty-five thousand dollars ($25,000), the Scheduled Distribution will be paid in the form of a single lump sum distribution of cash, an annuity contribution or other property on the scheduled Payment Date.

(c) Termination of Service. In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Scheduled Distributions will be distributed in the form applicable to such Termination of Service under Sections 6.1, or 6.2 above. In the event of a Participant’s Termination of Service for any reason after a Scheduled Distribution has commenced installment payments, such Scheduled Distribution payments will continue to be made at the same time and in the same form as they would have been made if the Participant had not terminated service.

6.4 Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a) The request to take a Hardship Distribution will be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b) The amount distributed pursuant to this Section with respect to a Financial Hardship will not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c) The amount determined by the Committee as a Hardship Distribution will be paid in a single lump sum cash payment as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

(d) Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A the Committee may at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. In the event the Participant receives a distribution pursuant to this Section, his deferrals for the remainder of the current Plan Year will cease and he will be barred from making deferrals for the next Plan Year.

6.5 Change of Control. In the event of a Change of Control, a Participant’s Accounts will be paid to the Participant as elected by the Participant under a Change of Control election made at the time of his initial enrollment in the Plan, but no earlier than fifteen (15) months following the Change of Control.

6.6 Specified Employees. Notwithstanding the foregoing, if the Committee determines in its discretion that a Participant is a “Specified Employee” (as defined in Code Section 409A) as of the date of his Termination of Service and that Section 409A applies with respect to the Distributable Amount then irrespective of the Participant’s election pursuant to Section 3.1, the payment of such amount will not commence in the case of installments or be paid in the case of a lump sum payment until six (6) months and one (1) day following the date of the Participant’s Termination of Service. In the event that the Participant elected installments, then on the day that is six (6) months and one (1) day following his Termination of Service, such Participant will be entitled to a lump sum payment of the installments that would have been made during the six (6) month and one (1) day deferral period and the remainder of such installment payments will be made pursuant to their terms for the remainder of the installment period.

ARTICLE VII

PAYEE DESIGNATIONS AND LIMITATIONS

7.1 Beneficiaries.

(a) Beneficiary Designation. The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death. The Beneficiary designation will be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b) Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee will direct the distribution of such benefits to the Participant’s estate.

7.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment will not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment will be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment will be deposited with the court having jurisdiction over the estate of the minor.

7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination will constitute a full release and discharge of any and all liability of the Committee and the Employer under the Plan.

7.4 Inability to Locate Payee. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account will be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit will be reinstated without interest or earnings.

ARTICLE VIII

ADMINISTRATION

8.1 Committee. The Plan will be administered by the Benefits Committee appointed by the Board, which will have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder will be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof will be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

8.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee will determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant will be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant will have up to one hundred eighty (180) days to supplement the claim information, and the claimant will be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and will include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

8.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review will be undertaken by the Committee and will be a full and fair review. The claimant will have the right to review all pertinent documents. The Committee will issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case the claimant will be advised of the need for an extension prior to the end of the initial sixty (60) day period and a decision will be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and will include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

8.4 Arbitration. In the event the claims review procedure described in Section 8.3 of the Plan does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the Committee’s denial of his request for review and before bringing suit in court.

The arbitrator will be mutually selected by the Participant and the Committee from a list of arbitrators provided by the American Arbitration Association (“AAA”). If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved. The claimant, the Committee and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the Arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment or Termination of Plan. The Company may, at any time, through an action of the Board or the Committee, amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts will be deferred hereunder, and amounts previously deferred or contributed to the Plan will be fully vested and will either be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination or in accordance with the provisions of Code Section 409A applicable upon the termination of a plan.

9.2 Termination of Affiliate’s Participation. An Affiliate may terminate its participation in the Plan at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate an Affiliate’s participation in the Plan at any time by an action of the Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Committee can administratively implement such termination. In the event that an Affiliate’s participation in the Plan is terminated, each Participant employed by such Affiliate will continue to participate in the Plan as an inactive Participant and will be entitled to a distribution of his entire Account or a portion thereof upon the earlier of his Scheduled Distribution Date, if any, or his Termination of Service, in the form elected by such Participant pursuant to Article III.

9.3 Unsecured General Creditor. The benefits paid under the Plan will be paid from the general assets of the Employer and the Participant and any Beneficiary or their heirs or successors will be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. It is the intention of the Company and each Employer that this Plan be unfunded for purposes of ERISA and the Code.

9.4 Restriction Against Assignment. The Committee will pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts will be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor will a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor will any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts will be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer or any other party, under any arrangement other than under the terms of this Plan, except that the Plan will recognize the division of benefits between the Participant and his spouse in connection with a divorce. However, no benefit awarded to the spouse pursuant to such divorce will be payable to such spouse until the time the Participant is entitled to receive a distribution of benefits from the Plan. The benefit payable to the spouse will be paid in the form of a lump sum payment of cash or property other than an annuity contract, as specified in the order, as soon as practicable following the event entitling the Participant to a distribution but in no event more than ninety (90) days after such distribution event.

9.5 Withholding. The Participant will make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There will be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan. The Employer will have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

9.6 Protective Provisions. The Participant will furnish any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, and taking such other actions as may be requested by the Committee. If the Participant refuses to so cooperate, the Company will have no further obligation to the Participant under the Plan.

9.7 Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary will, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Employer. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.8 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error will be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error will be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment will be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.9 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

9.10 Successors of the Company. The rights and obligations of the Company under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Company.

9.11 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement will be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

9.12 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.13 Gender, Singular and Plural. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.14 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision will be governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 20th day of March, 2013.

EASTON-BELL SPORTS, INC.

By:
Title:	Senior Vice President – Human Resources

UNANIMOUS WRITTEN CONSENT OF THE BENEFITS COMMITTEE OF

EASTON-BELL SPORTS, INC.

The undersigned, being all of the members of the Benefits Committee (“Committee”) of Easton-Bell Sports, Inc. (the “Corporation”), a Delaware corporation, do hereby consent in lieu of holding a meeting of the Committee to the resolutions set forth below:

WHEREAS, the Corporation highly values the efforts, abilities, and accomplishments of its directors and the key executives of it and its affiliates and recognizes that their future services are vital to its continued growth and profits;

WHEREAS, the Board the Board of Directors of the Corporation previously appointed the undersigned individuals as members of the Committee and delegated to the Committee the authority to adopt on behalf of the Corporation a nonqualified deferred compensation plan to retain the services of and benefit such directors and key executives;

WHEREAS, the Corporation adopted the Easton-Bell Sports Executive Savings Plan (the “Plan”) effective November 1, 2012 to provide directors and key executives with the opportunity to defer compensation and participate in employer contributions under a nonqualified deferred compensation plan;

WHEREAS, the terms of the Plan as initially adopted were set forth in the Easton Bell Executive Savings Plan Essentials Booklet and the associated enrollment materials; and

WHEREAS, the Committee desires to ratify, confirm, approve and adopt the adoption and implementation of the Plan and its associated Grantor Trust, effective November 1, 2012 and to approve the supplementation of those materials by adopting the plan document attached hereto to serve as the formal plan document for the Plan.

RESOLVED THEREFORE, that the Committee hereby ratifies, confirms, approves and adopts the implementation of the Plan and its associated Grantor Trust, effective November 1, 2012;

FURTHER RESOLVED, that the Committee hereby approves the adoption of the plan document attached hereto to supplement the Easton Bell Executive Savings Plan Essentials Booklet and the associated enrollment materials and to serve as the formal plan document for the Plan effective November 1, 2012;

FURTHER RESOLVED, that the actions previously taken by officers and employees of the Corporation in order to effectuate the purpose of these resolutions including the completion of all documentation required for the Plan and Grantor Trust and the designation and enrollment of eligible employees to participate in the Plan are hereby ratified, confirmed, approved and adopted;

FURTHER RESOLVED, that Jackelyn Werblo is hereby authorized, empowered and directed to execute the attached Plan document for the Company on behalf of the Committee; and

FURTHER RESOLVED, that the officers and employees of the Corporation are hereby authorized, empowered and directed to take such further action as may be necessary to install and administer the Plan and Grantor Trust.

Executed in one or more counterparts this 20th day of March 2013.

Mark Tripp, Chief Financial Officer

Jackelyn Werblo, Senior Vice President – Human Resources

Michael Canter, Director – Compensation & Benefits